Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm in the Registration Statement (Form S-8) pertaining to the Cavco Industries, Inc. 2005 Stock Incentive Plan and to the incorporation by reference therein of our report dated May 16, 2005, with respect to the consolidated financial statements and schedules of Cavco Industries Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2005, Cavco Industries, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cavco Industries, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Phoenix, Arizona
March 28, 2006